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       FORM 4
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|_|Check this box if no longer
   subject to Section 16. Form 4
   or Form 5 obligations may
   continue. See Instruction 1(b)

       UNITED STATES SECURITIES AND EXCHANGE COMMISSION OMB APPROVAL
                             Washington, D.C. 20549

Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
                                                  ------------------------------
                                                           OMB APPROVAL
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
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 (Print or Type Responses)
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1. Name and Address of Reporting Person*
     Fogarty              Thomas                J.
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     (Last)               (First)              (Middle)

    257 Great Valley Parkway
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                            (Street)
    Malvern                PA                   19355
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        (City)               (State)               (Zip)


2. Issuer Name and Ticker or Trading Symbol
    Axeda Systems Inc. ("XEDA")
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3. IRS or Identification Number
   of Reporting Person, if an
   entity (Voluntary)

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4. Statement for Month/Day/Year
   11/5/2002
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5. If Amendment, Date of
   Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
                          (Check all applicable)


            Director                         10% Owner
      -----                            -----

        X   Officer (give title              Other (specify below)
      ----- below)                     -----

Executive Vice President and Chief Financial Officer
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7. Individual or Joint/Group Filing (check applicable line)

    X   Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person


Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Trans-    2A.       3. Transaction 4. Securities Acquired (A) 5. Amount of    6. Ownership  7. Nature of
   (Instr. 3)            action    Deemed       Code           or Disposed of (D)         Securities      Form:         Indirect
                         Date      Execution    (Instr. 8)     (Instr. 3, 4 and 5)        Beneficially    Direct        Beneficial
                         (Month/   Date, if                                               Owned           (D) or        Ownership
                          Day/     any                                                    Following       Indirect      (Instr. 4)
                          Year)    (Month/                                                Reported        (I)
                                    Day/                                                  Trans-          (Instr. 4)
                                    Year)                                                 actions(s)
                                                                                          (Inst. 3
                                                                                          and 4)

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                                                Code     V    Amount  (A) or (D) Price
                                                ----     -    ------  ---------- -----
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Axeda Common Stock      11/5/2002                P            1,000        A     $1.01      62,200            D
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Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

*If this from is filed by more than one reporting  person,  see Instruction
4(b)(v).

        Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)
                                                                 SEC 1474 (9-02)

Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative    2.             3.            3A.       4. Transaction  5. Number of        6. Date Exercisable
   Security                  Conversion   Transaction  Deemed       Code            Derivative          and Expiration
   (Instr. 3)                or           Date         Execution    (Instr. 8)      Securities          Date
                             Exercise     (Month/      Date, if                     Acquired (A) or     (Month/Day/Year)
                             Price of     Day/Year)    any                          Disposed of (D)
                             Derivative                (Month/                      (Instr. 3, 4,
                             Security                  Day/Year)                    and 5)
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                                                                                                        Date Exer-  Expiration
                                                                    Code    V       (A)      (D)        cisable     Date
                                                                    ----   ---     -----    -----       ---------   ----------
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7. Title and Amount      8. Price of        9. Number      10. Ownership     11. Nature of
   of Underlying            Derivative         of              Form of           Indirect
   Securities               Security           derivative      Derivative        Beneficial
   (Instr. 3 and 4)         (Instr. 5)         Securities      Security:         Ownership
                                               Beneficially    Direct (D)        (Instr. 4)
                                               Owned           or
                                               Following       Indirect (I)
                                               Reported        (Instr. 4)
                                               Trans-
                                               action(s)
                                               (Instr. 4)
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   Title   Amount or
           Number of
           Shares
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Explanation of Responses:
(1) - The options vest as follows: 25% on the one-year anniversary of the vesting commencement date, the remainder in equal installments of 1/36th per month for thirty-six months.




         /s/ Thomas J. Fogarty                           11-05-2002
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            **Signature of Reporting Person                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.